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Contact:  Ms. Betty J. Long
          President
          (606)  234-1440
                                          FOR IMMEDIATE RELEASE

                                          Date: July 25, 1997


                  KENTUCKY FIRST BANCORP, INC.
               ANNOUNCES STOCK REPURCHASE PROGRAM


     Kentucky First Bancorp, Inc. (AMEX:KYF), headquartered in Cynthiana, Kentucky, announced today that it had received the approval of the Office of Thrift Supervision to repurchase an additional 5.0% of its issued and outstanding shares of common stock, approximately 65,959 shares. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Betty J. Long, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within six months. Ms. Long explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. Repurchased shares will be held as treasury stock and used for future issuances in connection with the exercise of stock options.

     According to Ms. Long, the repurchases generally would be effected through open market purchases.

     Kentucky First Bancorp, Inc. is the holding company for First Federal Savings Bank, which conducts business through two banking offices in Cynthiana, Kentucky.